NORTHWESTERN MUTUAL SERIES FUND, INC.

720 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

August 23, 2013

Mason Street Advisors, LLC

720 East Wisconsin Avenue

Milwaukee, WI 53202

Re:	Agreement to Waive Mason Street Advisors, LLC Investment Advisory Fees Relating to Certain Portfolios of Northwestern Mutual Series Fund, Inc.

Gentlemen:

This letter constitutes an agreement between Mason Street Advisors, LLC (“MSA”) and Northwestern Mutual Series Fund, Inc. (“NMSF”) regarding the investment advisory fee for each of the NMSF portfolios set forth below (each, a “Portfolio”). Effective September 1, 2013, MSA agrees to waive, through April 30, 2014 (unless renewed by the parties hereto), its investment advisory fee applicable to each Portfolio such that the investment advisory fee is as follows:

Large Company Value Portfolio

Assets	Fee
Up to $100 million	0.68%
$100 million - $250 million	0.65%
Excess over $250 million	0.59%

Mid Cap Value Portfolio

Assets	Fee
Up to $150 million	0.79%
Excess over $150 million	0.70%

Inflation Protection Portfolio

Assets	Fee
Up to $100 million	0.55%
$100 million - $250 million	0.50%
Excess over $250 million	0.46%

This letter supersedes all prior agreements between the parties relating to the same matters.

Very truly yours,

NORTHWESTERN MUTUAL SERIES FUND, INC.

By:	/s/ KATE M. FLEMING
Name:	Kate M. Fleming
Title:	President

Agreed to and accepted:

MASON STREET ADVISORS, LLC

By:	/s/ JEFFERSON V. DEANGELIS
Name:	Jefferson V. DeAngelis
Title:	President

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